Exhibit 99.1

News Release

Babcock & Wilcox Announces Second Quarter 2017 Results
- New Renewable execution model introduced in Europe; reports charge on ongoing Renewable projects
- Solid gross margin performance in Power
- Cross selling and end-market improvements drive strong Industrial bookings
- New financing arrangements in place; second-lien term loan and bank credit agreement amendment

(CHARLOTTE, N.C. – August 9, 2017) – Babcock & Wilcox Enterprises, Inc. ("B&W") (NYSE: BW) announced today second quarter 2017 revenues of $349.8 million, a decrease of $33.4 million, or 8.7%, compared to the second quarter of 2016. GAAP earnings per share in second quarter 2017 were a loss of $3.09 compared to a loss per share of $1.25 in second quarter 2016. Adjusted earnings per share were a loss of $2.56 for the three months ended June 30, 2017 compared to an adjusted loss per share of $0.18 in the prior year period. A reconciliation of non-GAAP results is provided in Exhibit 1.

"Our second quarter financial results reflect a $115.2 million charge arising from unexpected cost and schedule issues in the Renewable segment,” said E. James Ferland, Chairman and Chief Executive Officer. “We have revamped our go-forward business model for this segment and have also entered into new financing arrangements. These arrangements provide us the financial flexibility to focus on completing our U.K. Renewable projects while executing our three prong business strategy to optimize our Power business, pursue profitable growth under our new execution model in Renewable, and grow our Industrial segment."

“As we advanced engineering, and re-estimated overall productivity levels on six new-build projects in the Renewable segment, late in the quarter we concluded we would not hit our cost and schedule targets," Mr. Ferland said. "We are diligently working with all parties involved to complete these projects within the revised time lines. Today, construction on the two projects in Denmark is essentially complete, and we expect construction on the other four projects, which are located in the U.K., to be largely complete by mid-2018."

"Within our Industrial segment, bookings improved significantly in the quarter, driven by our enhanced sales focus, more effective cross selling throughout the business, and improving end-markets. In Power, despite tough conditions in the global new-build coal-fired power market, the proactive actions we initiated in mid-2016 to control costs, combined with good execution, are driving continued solid margin performance."

Results of Operations

Consolidated revenues in second quarter 2017 were $349.8 million, a decrease of $33.4 million compared to $383.2 million in second quarter 2016, as higher revenue in the Industrial segment was offset by lower volumes in the Power segment, and lower revenue on new-build projects in the Renewable segment. The GAAP operating loss in second quarter 2017 was $144.6 million compared to an operating loss of $72.6 million in second quarter 2016. The adjusted operating loss in second quarter 2017 was $119.0 million, compared to an adjusted operating loss of $7.5 million in second quarter 2016, due mainly to changes in estimated costs to complete Renewable projects; see Exhibit 1 for a reconciliation of non-GAAP results.

Second quarter 2017 revenues for the Power segment decreased 18.4% to $213.8 million compared to $261.8 million in the prior year period. Revenues decreased as a result of lower construction activities associated with retrofit and new build utility and environmental projects. Gross profit in the Power segment in second quarter 2017 was $49.1 million, compared to $62.5 million in the prior year period. Gross profit margin was 23.0% in second quarter 2017, compared to 23.9% in second quarter 2016, as benefits from the proactive restructuring plan introduced in mid-2016 and good execution mitigated the impact of lower revenues.

Industrial segment revenues increased 137.4% to $90.2 million in second quarter 2017 compared to $38.0 million in second quarter 2016, due to the addition of B&W SPIG, which the Company acquired on July 1, 2016, and Universal Acoustic & Emission Technologies, Inc. (B&W Universal), which was acquired on January 11, 2017. The expansion of the Industrial segment's business portfolio is generating increased cross-selling opportunities and improving the company's position in non-power related industrial markets. Gross profit in the Industrial segment was $9.5 million in second quarter 2017, compared to $11.1 million in the prior year period. Gross profit margin was 10.5%, compared to 29.3% last year, as higher volume was offset by overall business mix and lower profitability on certain cooling systems projects. During the quarter, the company announced the realignment of its Industrial Steam Generation business line from the Power segment to the Industrial segment, effective July 1, 2017, and Leslie Kass was appointed Senior Vice President, Industrial to lead the segment.

Revenues in the Renewable segment were $48.1 million for the second quarter of 2017, versus $85.5 million in the corresponding period in 2016, a decrease of $37.4 million. The Renewable segment gross loss was $110.9 million in second quarter 2017, compared to a gross loss of $17.5 million reported in second quarter 2016, due to the recognition of a $115.2 million, or $2.36 per share, charge for increased estimated costs to complete six projects in backlog, as the result of lower-than-forecasted productivity and schedule delays.

"We believe there is a robust market opportunity for our core boiler, grate, and environmental equipment technologies in the global Renewable market," said Mr. Ferland, "Going forward, under a revised business model, we will focus on our core technologies with balance of plant and civil construction scope being executed by a partner. We believe this execution model is more consistent with the company-wide strategy of being an industrial technology solutions provider, and improves our overall risk profile. Under this new model, we expect to begin bidding as opportunities allow in the third quarter."

Liquidity

The Company’s cash and cash equivalents balance, net of restricted cash, was $67.9 million at June 30, 2017. The outstanding balances under revolving credit facilities totaled $131.4 million as of June 30, 2017. The increase in borrowings under revolving credit facilities was due mainly to increased costs on projects in the Renewable segment.

On August 9, 2017, the Company entered into a second-lien term loan agreement with Lightship Capital LLC, an affiliate of American Industrial Partners, and amended the terms under its existing revolving credit facility. Under the second-lien term loan, which matures on December 30, 2020, the Company borrowed $176 million. The second-lien term loan also provides for an additional $20 million of borrowing capacity subject to conditions in the agreement.

The Company will use the proceeds to reduce borrowings under its existing revolving credit facilities, and as a condition of the second-lien loan agreement, it will repurchase Lightship Capital's 4.8 million share equity stake in the Company. The purchase of these shares will reduce the Company's shares outstanding correspondingly. "We appreciate the support of all of our lenders and are pleased to have American Industrial Partners, a well-established firm with a history of operating in industrial markets, as a financial partner," said Jenny L. Apker, Senior Vice President and Chief Financial Officer.

Revising 2017 Outlook

The company is providing revenue and gross margin guidance by segment as follows:

•	Power: full year 2017 revenue in the range of $825 million to $875 million with gross margin in the low 20% range

•	Renewable: full year 2017 revenue of approximately $350 million with positive gross margins returning in second half 2017

•	Industrial: full year 2017 revenue in the range of $400 million to $450 million with gross margin in the mid-teens

Note: Segment guidance is reflective of the segment structure prior to the realignment of the Industrial Steam Generation business line.

Conference Call to Discuss Second Quarter 2017 Results

Date:        Wednesday, August 9, 2017, at 5:00 p.m. EDT
Live Webcast:    Investor Relations section of website at www.babcock.com

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to our strategic objectives; our business execution model; management’s expectations regarding the industries in which we operate; our guidance and forecasts for 2017; our projected tax rate; our projected operating margin improvements, savings and restructuring costs; project execution; and growth through acquisitions. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, our ability to maintain sufficient sources of liquidity to fund our operations, including sufficient bonding and surety capacity to meet customer requirements; our ability to realize anticipated savings and operational benefits from our restructuring plan; our ability to successfully integrate B&W SPIG and B&W Universal and realize the expected synergies from the acquisitions; our ability to realize the benefits of expected cross-selling opportunities from the B&W SPIG and B&W Universal acquisitions; our ability to successfully address productivity and schedule issues in our Renewable segment, including our efforts to enhance its resources and infrastructure; timely completion of engineering work; productivity of subcontractors; our ability to successfully refine our the execution model of our Renewable segment; our ability to successfully partner with third parties to win and execute renewable projects; changes in the jurisdictional mix of our income and losses; disruptions experienced with customers and suppliers; the inability to retain key personnel; adverse changes in the industries in which we operate; delays, changes or termination of contracts in backlog; the timing and amount of repurchases of our common stock, if any; and the inability to grow and diversify through acquisitions. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. B&W cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About B&W
Headquartered in Charlotte, N.C., Babcock & Wilcox is a global leader in energy and environmental technologies and services for the power and industrial markets. B&W companies employ approximately 5,000 people around the world. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.
# # #
Investor Contact:         Media Contact:
Chase Jacobson         Ryan Cornell

Vice President, Investor Relations	Public Relations
Babcock & Wilcox         Babcock & Wilcox
704.625.4944 » investors@babcock.com         330.860.1345 » rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Non-GAAP Operating Income and Earnings Per Share(1)(2)
(In millions, except per share amounts)

	Three Months Ended June 30, 2017
	GAAP	Impairment of equity method investment	Restructuring and spin-off transaction costs	Acquisition and integration costs	Litigation	Non-GAAP	Intangible amortization	Non-GAAP excluding intangible amortization
Operating loss	$(144.6)	$18.2	$2.1	$0.9	$—	$(123.4)	$4.4	$(119.0)
Other income (expense)	(4.2)		—	—	3.7	(0.5)	—	(0.5)
Income tax expense	(2.0)	—	(0.5)	(0.3)	(1.4)	(4.2)	(1.4)	(5.6)
Net loss	$(150.9)	$18.2	$1.6	$0.6	$2.3	$(128.1)	$3.1	$(125.1)
Net loss attributable to non-controlling interest	(0.1)	—	—	—	—	(0.1)	—	(0.1)
Net loss attributable to shareholders	$(151.0)	$18.2	$1.6	$0.6	$2.3	$(128.3)	$3.1	$(125.2)

Diluted EPS - continuing operations	$(3.09)	$0.34	$0.03	$0.01	$0.05	$(2.63)	$0.06	$(2.56)

Income tax rate	(1.3)%					(3.4)%		(4.7)%

	Three Months Ended June 30, 2016
	GAAP	Restructuring costs	Pension & OPEB MTM (gain) / loss	Spin costs	Acquisition and integration costs	Non-GAAP	Intangible amortization	Non-GAAP excluding intangible amortization
Operating loss	$(72.6)	$30.5	$29.9	$1.1	$1.9	$(9.1)	$1.6	$(7.5)
Other income	0.2	—	—	—	—	0.2	—	0.2
Income tax benefit (expense)	9.0	1.9	(11.0)	(0.3)	(0.7)	(1.1)	(0.5)	(1.6)
Net loss	$(63.4)	$32.4	$18.9	$0.8	$1.2	$(10.1)	$1.1	$(9.0)
Net loss attributable to non-controlling interest	(0.1)	—	—	—	—	(0.1)	—	(0.1)
Net loss attributable to shareholders	$(63.5)	$32.4	$18.9	$0.8	$1.2	$(10.1)	$1.1	$(9.1)

Diluted EPS - continuing operations	$(1.25)	$0.64	$0.37	$0.02	$0.02	$(0.20)	$0.02	$(0.18)

Income tax rate	12.5%					(11.9)%		(21.9)%

	Six Months Ended June 30, 2017
	GAAP	Impairment of equity method investment	Restructuring and spin-off transaction costs	Acquisition and integration costs	Pension & OPEB MTM (gain) / loss	Litigation	Non-GAAP	Intangible amortization	Non-GAAP excluding intangible amortization
Operating loss	$(153.4)	$18.2	$5.1	$2.9	$1.1	$—	$(126.2)	$10.5	$(115.7)
Other income (expense)	(6.3)	—	—	—	—	3.7	(2.5)	—	(2.5)
Income tax benefit (expense)	2.0	—	(1.3)	(0.6)	(0.3)	(1.4)	(1.6)	(3.3)	(4.9)
Net loss	$(157.7)	$18.2	$3.8	$2.3	$0.8	$2.3	$(130.3)	$7.2	$(123.1)
Net loss attributable to non-controlling interest	(0.4)	—	—	—	—	—	(0.4)	—	(0.4)
Net loss attributable to shareholders	$(158.0)	$18.2	$3.8	$2.3	$0.8	$2.3	$(130.7)	$7.2	$(123.5)

Diluted EPS - continuing operations	$(3.24)	$0.37	$0.08	$0.05	$0.02	$0.05	$(2.68)	$0.15	$(2.53)

Income tax rate	1.3%						(1.2)%		(4.1)%

	Six Months Ended June 30, 2016
	GAAP	Restructuring costs	Pension & OPEB MTM (gain) / loss	Spin costs	Acquisition and integration costs	Non-GAAP	Intangible amortization	Non-GAAP excluding intangible amortization
Operating income (loss)	$(55.3)	$32.6	$29.9	$3.0	$1.9	$12.1	$3.1	$15.2
Other income	0.1	—	—	—	—	0.1	—	0.1
Income tax benefit (expense)	2.4	1.1	(11.0)	0.3	(0.7)	(7.9)	(1.1)	(9.0)
Net income (loss)	$(52.8)	$33.7	$18.9	$3.3	$1.2	$4.4	$2.0	$6.4
Net loss attributable to non-controlling interest	(0.2)	—	—	—	—	(0.2)	—	(0.2)
Net income (loss) attributable to shareholders	$(53.0)	$33.7	$18.9	$3.3	$1.2	$4.2	$2.0	$6.3

Diluted EPS - continuing operations	$(1.04)	$0.66	$0.37	$0.06	$0.02	$0.08	$0.04	$0.58

Income tax rate	4.4%					64.2%		58.8%

(1) Figures may not be clerically accurate due to rounding.

(2) B&W is providing non-GAAP information regarding certain of its historical results to supplement the results provided in accordance with GAAP, and it should not be considered superior to, or as a substitute for, the comparable GAAP measures. B&W believes the non-GAAP measures provide meaningful insight into the Company’s operational performance and provides these measures to investors to help facilitate comparisons of operating results with prior periods and to assist them in understanding B&W’s ongoing operations.

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations(1)
(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues	$349.8	$383.2	$740.9	$787.3
Costs and expenses:
Cost of operations	405.7	357.2	733.9	681.1
Selling, general and administrative expenses	68.6	63.3	135.6	122.1
Restructuring activities and spin-off transaction costs	2.1	31.6	5.1	35.6
Research and development costs	2.9	3.1	5.2	5.9
Losses (gains) on asset disposals, net	0.0	0.0	0.0	0.0
Total costs and expenses	479.2	455.2	879.8	844.7
Equity in income (loss) and impairment of investees	(15.2)	(0.6)	(14.6)	2.1
Operating income (loss)	(144.6)	(72.6)	(153.4)	(55.3)
Other income (expense):
Interest income	0.1	0.3	0.2	0.5
Interest expense	(6.3)	(0.4)	(8.1)	(0.8)
Other – net	2.0	0.3	1.6	0.4
Total other income (expense)	(4.2)	0.2	(6.3)	0.1
Income (loss) before income tax expense	(148.9)	(72.4)	(159.7)	(55.2)
Income tax expense (benefit)	2.0	(9.0)	(2.0)	(2.4)
Net income (loss)	(150.9)	(63.4)	(157.7)	(52.8)
Net income attributable to noncontrolling interest	(0.1)	(0.1)	(0.4)	(0.2)
Net income (loss) attributable to shareholders	$(151.0)	$(63.5)	$(158.0)	$(53.0)

Basic earnings (loss) per share	$(3.09)	$(1.25)	$(3.24)	$(1.04)

Diluted earnings (loss) per share	$(3.09)	$(1.25)	$(3.24)	$(1.04)

Shares used in the computation of earnings per share:
Basic	48.9	50.6	48.8	51.1
Diluted	48.9	50.6	48.8	51.1

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets(1)
(In millions, except per share amount)

	June 30, 2017	December 31, 2016
Cash and cash equivalents	$67.9	$95.9
Restricted cash and cash equivalents	22.8	27.8
Accounts receivable – trade, net	290.8	282.3
Accounts receivable – other	77.9	73.8
Contracts in progress	202.4	166.0
Inventories	89.6	85.8
Other current assets	53.0	46.0
Total current assets	804.5	777.5
Net property, plant and equipment	144.4	133.6
Goodwill	288.1	267.4
Deferred income taxes	155.4	163.4
Investments in unconsolidated affiliates	84.6	98.7
Intangible assets	82.9	71.0
Other assets	27.0	17.5
Total assets	$1,586.8	$1,529.1

Foreign revolving credit facilities	$13.3	$14.2
Accounts payable	258.5	220.7
Accrued employee benefits	38.4	35.5
Advance billings on contracts	251.3	210.6
Accrued warranty expense	45.2	40.5
Other accrued liabilities	115.6	96.0
Total current liabilities	722.2	617.5
Pension liabilities and accumulated postretirement benefit obligations	288.5	301.3
United States revolving credit facility	118.1	9.8
Other noncurrent liabilities	40.4	39.6
Total liabilities	1,169.2	968.2
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, authorized 200.0 shares; issued 48.8 and 48.7 shares at June 30, 2017 and December 31, 2016, respectively	0.5	0.5
Capital in excess of par value	814.5	806.6
Treasury stock at cost, 5.7 and 5.6 shares at June 30, 2017 and December 31, 2016, respectively	(104.7)	(103.8)
Retained earnings (deficit)	(272.7)	(114.7)
Accumulated other comprehensive loss	(28.2)	(36.5)
Stockholders' equity attributable to shareholders	409.3	552.1
Noncontrolling interest	8.3	8.8
Total stockholders' equity	417.6	561.0
Total liabilities and stockholders' equity	$1,586.8	$1,529.1

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)
(In millions)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$(157.7)	$(52.8)
Non-cash items included in net income (loss):
Depreciation and amortization of long-lived assets	21.5	12.4
Debt issuance cost amortization	0.8	—
Income of equity method investees	(3.6)	(2.1)
Other than temporary impairment of investment in TBWES	18.2	—
Gains on asset disposals and impairments	0.1	14.5
Provision for (benefit from) deferred taxes	(1.3)	(6.6)
Recognition of losses for pension and postretirement plans	(0.6)	30.0
Stock-based compensation, net of associated income taxes	6.5	10.7
Changes in assets and liabilities:
Accounts receivable	6.3	49.5
Contracts in progress and advance billings on contracts	6.7	(21.7)
Inventories	3.4	(4.7)
Income taxes	(0.9)	(2.4)
Accounts payable	25.5	(36.8)
Accrued and other current liabilities	13.8	3.6
Pension liabilities, accrued postretirement and employee benefits	(13.0)	(8.7)
Other, net	(7.3)	(0.7)
Net cash from operating activities	(81.7)	(15.8)
Cash flows from investing activities:
Decrease in restricted cash and cash equivalents	0.9	3.0
Investment in equity method investees	—	(26.2)
Purchase of property plant and equipment	(7.7)	(13.6)
Acquisition of businesses, net of cash acquired	(52.5)	—
Purchases of available-for-sale securities	(16.3)	(16.7)
Sales and maturities of available-for-sale securities	21.8	11.7
Other	(0.1)	(0.6)
Net cash from investing activities	(53.9)	(42.4)
Cash flows from financing activities:
Borrowings under our U.S. revolving credit facility	423.8	—
Repayments of our U.S. revolving credit facility	(315.5)	—
Borrowings under our foreign revolving credit facilities	0.2	1.1
Repayments of our foreign revolving credit facilities	(2.2)	—
Repurchase of shares of common stock	(0.9)	(52.3)
Other	(2.0)	(0.2)
Net cash from financing activities	103.5	(51.5)
Effects of exchange rate changes on cash	4.0	(4.5)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(28.0)	(114.2)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	95.9	365.2
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$67.9	$251.0

(1) Figures may not be clerically accurate due to rounding.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS:	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
REVENUES:
Power	$213.8	$261.8	$410.1	$550.5
Renewable	48.1	85.5	153.6	169.2
Industrial	90.2	38.0	182.4	70.5
Eliminations	(2.2)	(2.1)	(5.2)	(2.9)
	$349.8	$383.2	$740.9	$787.3

GROSS PROFIT:
Power	$49.1	$62.5	$92.0	$122.0
Renewable	(110.9)	(17.5)	(100.3)	(4.1)
Industrial	9.5	11.1	24.8	18.9
Intangible asset amortization included in cost of operations	(3.5)	(0.6)	(8.5)	(1.1)
Mark to market adjustment included in cost of operations	0.0	(29.5)	(1.0)	(29.5)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
AMORTIZATION EXPENSE
Power	$0.3	$0.3	$0.6	$0.6
Renewable	0.2	0.3	0.4	0.5
Industrial	4.0	1.0	9.5	2.1
	$4.4	$1.6	$10.5	$3.1
DEPRECIATION EXPENSE
Power	$2.3	$2.2	$4.7	$5.0
Renewable	0.6	0.6	1.2	0.7
Industrial	0.7	0.2	1.5	0.5
Corporate	1.8	1.6	3.6	3.1
	$5.4	$4.6	$11.0	$9.3

BOOKINGS:	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Power	$177	$161	$353	$425
Renewable	15	21	51	125
Industrial	155	31	260	64
Other/Eliminations	$(37)	$0	$(37)	$0
	$310	$213	$627	$614

BACKLOG:	As of June 30,
	2017	2016
Power	$562	$688
Renewable	1,137	1,414
Industrial	317	60
Other/Eliminations	$(37)	$(8)
	$1,980	$2,154

(1) Figures may not be clerically accurate due to rounding.